                                                                    EXHIBIT 99.1

                                (SYNOVIS(R) LOGO)
                                LIFE TECHNOLOGIES

FROM:                                   FOR:
Padilla Speer Beardsley Inc.            Synovis Life Technologies, Inc.
1101 West River Parkway                 2575 University Ave.
Minneapolis, Minnesota 55415            St. Paul, Minnesota 55114

CONTACT:                                CONTACT:
Nancy A. Johnson/Marian Briggs          Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742          (651) 796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REPORTS SECOND-QUARTER RESULTS

BOTH THE SURGICAL AND INTERVENTIONAL BUSINESSES REPORT REVENUE GAINS

     ST. PAUL, Minn., May 24, 2006 - Synovis Life Technologies, Inc. (Nasdaq:
SYNO), today reported its financial results for the second fiscal quarter ended April 30, 2006.

     Second-quarter consolidated net revenue was $14.9 million, a 4 percent increase over $14.4 million in the year-ago period. The company reported a net loss of $475,000, or $0.04 per share, compared to net income of $41,000, or $0.00 per diluted share, in the year-earlier period.

     In the first half of fiscal 2006, consolidated net revenue increased to $28.2 million from $27.8 million in the first six months of last fiscal year. The consolidated net loss was $1.0 million, or $0.09 per share, compared with net income of $246,000, or $0.02 per diluted share, in the first half of last year.

     "Fiscal 2006 is a year of significant and forward-looking change for Synovis - a year that bears the costs of building a domestic direct sales force in the surgical business, and implementing operating efficiencies in the interventional business as we expand its customer and market bases," said Karen Gilles Larson, Synovis Life Technologies president and chief

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 2


executive officer. "We feel continuing energy and growing excitement about what we believe the two businesses and our shareholders will gain from these changes."

     The consolidated gross margin in the quarter was 36 percent, compared to 38 percent in the second quarter of fiscal 2005, reflecting lower margins in both business segments. Consolidated operating expenses totaled $6.7 million in the quarter, up $1.1 million from the year-ago period. All of the increase can be attributed to the costs of the transition to a direct sales force; the now discontinued colorectal study; and the recent reorganization of development services, project management and certain other functions within the interventional business.

     The company maintains a strong cash position, allowing it to continue to consider a broad range of acquisition opportunities. Cash, cash equivalents and short-term investments totaled $43.8 million at April 30, 2006, compared to $43.3 million at January 31, 2006. Cash provided by operations was $627,000 in the fiscal second quarter.

INTERVENTIONAL BUSINESS

     Interventional business revenue rose to $8.7 million in the second quarter, a 4 percent gain over $8.4 million in the year-ago period and up sequentially 23 percent over the fiscal 2006 first quarter. Synovis Caribe, the interventional facility in Puerto Rico, contributed $2.0 million of revenue in the second quarter, up 7 percent from the year-ago period.

     "The interventional business is bringing in business from new markets and new customers," said Larson. "In the second quarter, we grew revenue from non-CRM (cardiac rhythm management) customers by 30 percent over the same quarter of last year. The interventional segment identified and executed key strategies focused on gaining operational efficiencies throughout fiscal 2005 and is continuing the process this fiscal year. The most significant this year was the reorganization of development services during the second quarter. We maintained the capability, increased its efficiency and aligned it with the appropriate manufacturing groups. This new structure requires fewer employees and eliminates unnecessary paperwork. We have already demonstrated this streamlined development process to customers, who have been very pleased with the results."

     The annualized cost savings from this initiative, along with initiatives in project management and certain other functions, are expected to be approximately $1.2 million.

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 3


Seventy-five percent of these savings are within the cost of goods sold category, with the remaining 25 percent in G&A. As a result of these changes, severance expense of approximately $150,000 was recorded in G&A expense in the second quarter.

     The interventional segment gross margin was 20 percent in the second quarter of 2006, compared to 22 percent in the same period of 2005. The operating income for this segment was $4,000 in the quarter, versus $169,000 in the year-ago period. Operating income for the just-completed quarter was impacted by the severance expense noted above.

SURGICAL BUSINESS

     The second quarter marked the first time in seven quarters that surgical business revenue rose over the year-earlier period. Surgical business revenue totaled $6.2 million in the second quarter, versus $6.0 million in the year-ago period.

     Net revenue from Tissue-Guard products, a major product line, grew by 12 percent. Tissue-Guard revenue was $2.3 million in the second quarter, a $243,000 increase over the second quarter of last fiscal year, and accounted for 37 percent of surgical business revenue. Revenue from linear Peri-Strips(R) Dry
(PSD) with Veritas(R), the remodelable version of the buttress, grew by 255 percent, while net revenue from PSD-Apex, the original version, declined by 28 percent. Total Peri-Strips revenue was $2.1 million in the quarter compared to $2.2 million in the year-ago period and accounted for 33 percent of surgical business revenue. Microsurgery product revenue was $836,000, a 31 percent gain over the prior-year period, and accounted for 14 percent of second-quarter surgical business revenue.

     "Our transition to a domestic direct sales force from independent distributors and rep groups is going very well," noted Larson. "Synovis has hired 23 of its targeted 25 sales representatives. We are very pleased with the early progress of our new sales force. As the second quarter began, we had 18 sales reps on board with an average tenure at Synovis of two and a half months. We hired four sales reps during the second quarter and one following the close of the second quarter. We provide our sales representatives with in-depth two-phased training covering Synovis' surgical products and the surgeries in which they are used."

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 4


     As a part of the transition to a direct sales force, stocking distributors are paid a commission on sales in their territories for a contracted period of time after they cease to be a stocking distributor. Most of the company's domestic distributors entered into this commission phase during the second quarter and will complete it during the third quarter of fiscal 2006. The two remaining stocking distributors and some independent rep groups are expected to make this transition later in the year or in early fiscal 2007. As a result of the phase out, commission expense increased to $487,000 in the second quarter from $129,000 in the year-ago period. Commission expense is deducted from revenue to arrive at net revenue. Domestic commission expense will be eliminated when the transition to a direct sales force is completed.

     The surgical business' second-quarter gross margin was 59 percent, versus 60 percent in the same period of last year. The gross margin decrease was affected by the expected complexities of the transitions in fiscal 2006. The gross margin benefited from higher sales prices resulting from the transition to a direct sales force, partially offset by higher commission expense. However, the gross margin was unfavorably affected by lower production volumes, which increased overhead rates and manufacturing variances. This segment reported a second-quarter operating loss of $719,000, after incurring approximately $1.2 million in additional expenses in the quarter related to its direct sales force transition and the previously announced closure of its colorectal marketing clinical. This compares with operating income of $212,000 in the same period of last year.

     In March, Synovis discontinued a clinical market evaluation using the company's PSD with Veritas for circular staplers in colorectal surgery for colon cancer. Larson commented, "Colorectal surgeries are complex cases involving many variables with the potential for complications. It became apparent that, due to the presence of so many variables, the study would not yield clear information. We expect shortly to begin the process of gathering data for marketing purposes, through the product's use in the hands of a few selected colorectal surgeons. We plan to use their data to demonstrate the benefits of this product to other surgeons in the field. This is a process we have routinely used to develop marketing information when introducing other products."

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 5


     Larson added, "Circular staplers are used in bariatric surgery, as well as colorectal surgery; only the stapler size varies. Our circular PSD with Veritas buttress was cleared to market for both bariatric and colorectal surgeries. We have been validating each size through surgeons' experience with it and selling the circular buttress for bariatric surgery on a very limited basis."

     Synovis is the worldwide leader in bringing innovative buttressing products to market. The Synovis staple-line buttress product line includes: the linear Apex format of PSD; the linear remodelable format, PSD-Veritas; and the circular remodelable format, Circular PSD-Veritas.

     The Microvascular Anastomotic Coupler continues to lead growth in the microsurgery product line. An article published in the April 2006 issue of the Annals of Plastic Surgery summarized a study showing that using the Coupler in breast reconstruction surgery produces a reliable, reproducible connection of arteries without sutures in less time than a sutured connection. Historically, the Coupler has been used primarily in veins. In March, Synovis expanded its microsurgery product offerings by signing an exclusive U.S. distribution agreement with S&T(R) AG, a surgical equipment manufacturer based in Switzerland, and has started to offer S&T products. Synovis is committed to becoming the microsurgeons' most trusted resource. The ongoing expansion of its product offerings drives it toward that vision.

CONFERENCE CALL AND WEBCAST

     Synovis Life Technologies will host a live Webcast of its fiscal second-quarter conference call today, May 24, at 10:00 a.m. CT to discuss the company's results. To access the live Webcast, go to the investor information section of the company's Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, May 24, 2006.

     If you prefer to listen to an audio replay of the conference call, dial
(800) 405-2236 and enter access number 11060593. The audio replay will be available beginning at 1 p.m. CT on Wednesday, May 24, through 6:00 p.m. CT on Friday, May 26.

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 6


ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, and the effectiveness of the company's transition to a domestic direct sales force in its surgical business, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2005.

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 7


SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

                                              Three Months Ended    Six Months Ended
                                                   April 30             April 30
                                              ------------------   -----------------
                                                2006      2005       2006      2005
                                              -------   -------    -------   -------
Net revenue                                   $14,922   $14,366    $28,201   $27,789
Cost of revenue                                 9,521     8,966     18,014    17,162
Gross margin                                    5,401     5,400     10,187    10,627
Gross margin percentage                            36%       38%        36%       38%

Selling, general and administrative             5,833     4,238     11,030     8,400
Research and development                          818     1,264      1,638     2,172
Other                                              --        50         --        86

Operating loss                                 (1,250)     (152)    (2,481)      (31)
Interest, net                                     300       197        578       382
Income (loss) before provision for
   income taxes                                  (950)       45     (1,903)      351
Provision (benefit) for income taxes             (475)        4       (856)      105
Net income (loss)                             $  (475)  $    41    $(1,047)  $   246

Basic earnings (loss) per share               $ (0.04)  $  0.00    $ (0.09)  $  0.02
Diluted earnings (loss) per share             $ (0.04)  $  0.00    $ (0.09)  $  0.02

Weighted average basic shares outstanding      11,968    11,762     11,951    11,744
Weighted average diluted shares outstanding    11,968    12,006     11,951    12,004

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 8


SYNOVIS LIFE TECHNOLOGIES, INC.

Business Segment Information (unaudited)
(In thousands)

                             Three Months Ended    Six Months Ended
                                  April 30             April 30
                             ------------------   -----------------
                               2006      2005       2006      2005
                             -------   -------    -------   -------
Net revenue
   Surgical business         $ 6,190   $ 5,950    $12,351   $12,493
   Interventional business     8,732     8,416     15,850    15,296
                             -------   -------    -------   -------
    Consolidated             $14,922   $14,366    $28,201   $27,789

Gross margin
   Surgical business         $ 3,649   $ 3,582    $ 7,007   $ 7,492
   Interventional business     1,752     1,818      3,180     3,135
                             -------   -------    -------   -------
   Consolidated              $ 5,401     5,400    $10,187   $10,627

Gross margin percentage
   Surgical business              59%       60%        57%       60%
   Interventional business        20%       22%        20%       21%
   Consolidated                   36%       38%        36%       38%

Operating income (loss)
   Surgical business         $  (719)  $   212    $(1,025)  $ 1,089
   Interventional business         4       169       (348)     (106)
   Corporate and other          (535)     (533)    (1,108)   (1,014)
                             -------   -------    -------   -------
   Consolidated              $(1,250)  $  (152)   $(2,481)  $   (31)

                                     (more)

Synovis Life Technologies, Inc.
May 24, 2006
Page 9


SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets (unaudited) As of April 30, 2006 and October 31, 2005 (In thousands, except share and per share data)

                                                                April 30,   October 31,
                                                                   2006         2005
                                                                ---------   -----------
ASSETS
Current assets:
Cash and cash equivalents                                        $ 6,270      $ 8,183
Short-term investments                                            37,518       36,128
Accounts receivable, net                                           8,735        8,019
Inventories                                                        9,718       10,500
Other                                                              2,291        2,603
                                                                 -------      -------
   Total current assets                                           64,532       65,433

Property, plant and equipment, net                                13,140       13,931
Goodwill and other intangible assets, net                          7,523        7,599
Deferred income taxes                                                493           --
                                                                 -------      -------
   Total assets                                                  $85,688      $86,963
                                                                 =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                            $ 5,993      $ 6,066
                                                                 -------      -------
   Total current liabilities                                       5,993        6,066
Deferred income taxes                                                 --          555
                                                                 -------      -------
   Total liabilities                                               5,993        6,621
                                                                 -------      -------
Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
   value; none issued or outstanding at both dates                    --           --
Common stock: authorized 20,000,000 shares of $.01 par value;
   issued and outstanding, 11,992,367 and
   11,933,628 at April 30, 2006 and October 31 2005,
   respectively                                                      120          119
Additional paid-in capital                                        74,469       74,070
Retained earnings                                                  5,106        6,153
                                                                 -------      -------
   Total shareholders' equity                                     79,695       80,342
                                                                 -------      -------
   Total liabilities and shareholders' equity                    $85,688      $86,963
                                                                 =======      =======

                                      # # #